Exhibit 5.1
One Front Street 33rd Floor San Francisco, CA 94111	415.875.2300 Fenwick.com
March 20, 2026
GoPro, Inc.
3025 Clearview Way
San Mateo, CA 94402
Ladies and Gentlemen:
As counsel to GoPro, Inc., a Delaware corporation (the “Company”), we have examined the Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (Reg. No. 333-289946) filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about March 20, 2026 (the “Registration Statement”), including a related prospectus included in the Registration Statement (the “Prospectus”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale from time to time by the selling stockholder named in the Registration Statement (the “Selling Stockholder”) of (1) warrants (the “Warrants”) issued by the Company to the Selling Stockholder to purchase up to 11,076,968 shares of the Company’s Class A common stock, $0.0001 par value per share (the “Common Stock”) and (2) up to 11,076,968 shares of Common Stock issuable upon the exercise of the Warrants (the “Warrant Shares” and together with the Warrants, the “Securities”). This letter is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the offering and sale of the Securities.
As to matters of fact relevant to the opinions rendered herein, we have examined such documents, certificates and other instruments which we have deemed necessary or advisable, including a certificate addressed to us and dated the date hereof executed by the Company. We have not undertaken any independent investigation to verify the accuracy of any such information, representations or warranties or to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinions set forth below. We have not considered parol evidence in connection with any of the agreements or instruments reviewed by us in connection with this letter.
In our examination of documents for purposes of this letter, we have assumed, and express no opinion as to, the genuineness and authenticity of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, that each document is what it purports to be, the conformity to originals of all documents submitted to us as copies or facsimile copies, the absence of any termination, modification or waiver of or amendment to any document reviewed by us (other than as has been disclosed to us), the legal competence or capacity of all persons or entities (other than the Company) executing the same and (other than the Company) the due authorization, execution and delivery of all documents by each party thereto. We have also assumed the conformity of the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”),

GoPro, Inc.
March 20, 2026

except for required EDGAR formatting changes, to physical copies submitted for our examination.
The opinion in this letter is limited to the existing General Corporation Law of the State of Delaware now in effect. We express no opinion with respect to any other laws.
In connection with our opinion expressed below, we have assumed that, (i) the Registration Statement and any amendments (including any necessary post-effective amendments) will have been declared effective under the Securities Act, (ii) the Registration Statement will apply to the offer and sale of the Securities and will not have been modified or rescinded, (iii) no future amendments will be made to the Company’s current certificate of incorporation, as amended from time to time, or to the Company’s bylaws that would be in conflict with or inconsistent with the Company’s right and ability to issue the Warrant Shares, and (iv) at the time of the issuance and sale of the Warrant Shares, the Company will be validly existing as a corporation and in good standing under the laws of the State of Delaware.
Based upon the foregoing, and subject to the qualifications and exceptions contained herein, we are of the opinion that the Securities, when issued and sold by the Selling Stockholder will be validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus and any amendments thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
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GoPro, Inc.
March 20, 2026

This opinion is intended solely for use in connection with the issuance and sale of the Securities subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, is based solely on our understanding of facts in existence as of such date after the aforementioned examination and does not address any potential changes in facts, circumstance or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP
FENWICK & WEST LLP